PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO. 333-92161
                                                                 333-95805




                                [GRAPHIC OMITTED]




                        1,000,000,000 Depositary Receipts
                        Pharmaceutical HOLDRS (SM) Trust

          This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Pharmaceutical HOLDRS (SM) Trust.

          The share amounts specified in the table in the "Highlights of Pharmaceutical HOLDRS" section of the base prospectus shall be replaced with the following:

                                                                                     Primary
                                                                          Share      Trading
                         Name of Company                      Ticker     Amounts     Market
     -----------------------------------------------------  ----------  ---------  ----------
     Abbott Laboratories                                       ABT          14        NYSE
     Allergan, Inc.                                            AGN           1        NYSE
     Andrx Corporation-Andrx Group                             ADRX          2       NASDAQ
     Advanced Medical Optics, Inc.                             AVO       0.222222     NYSE
     Biovail Corporation                                       BVF           4        NYSE
     Bristol-Myers Squibb Company                              BMY          18        NYSE
     Eli Lilly & Company                                       LLY          10        NYSE
     Forest Laboratories, Inc.                                 FRX           4        NYSE
     Hospira, Inc.                                             HSP          1.4       NYSE
     IVAX Corporation                                          IVX        2.34375     AMEX
     Johnson & Johnson                                         JNJ          26        NYSE
     King Pharmaceuticals, Inc.                                 KG          4.25      NYSE
     Medco Health Solutions                                    MHS        2.6532      NYSE
     Merck & Co., Inc.                                         MRK          22        NYSE
     Mylan Laboratories, Inc.                                  MYL         2.25       NYSE
     Pfizer Inc.                                               PFE          58        NYSE
     Schering-Plough Corporation                               SGP          14        NYSE
     Valeant Pharmaceuticals                                   VRX           1        NYSE
     Watson Pharmaceuticals, Inc.                              WPI           1        NYSE
     Wyeth                                                     WYE          12        NYSE
     Zimmer Holdings, Inc.                                     ZMH          1.8       NYSE


          The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.